UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2011

FUELCELL ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-14204	06-0853042
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Great Pasture Road, Danbury, Connecticut	06813
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 825-6000

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Items 5.02(b) and (c) – Resignation of Director and Principal Executive Officer and Appointment of Principal Executive Officer

On March 25, 2011, FuelCell Energy, Inc. (the “Company”) issued a press release announcing that R. Daniel Brdar has resigned as Chairman of the Board of Directors of the Company (the “Board”), and the Board has appointed John A. Rolls as the new Chairman of the Board, effective immediately. Mr. Brdar will not stand for re-election to the Board at the Company’s Annual Meeting of Shareholders to be held on April 7, 2011. A copy of the Company’s press release is attached to this report as Exhibit 99.1 and incorporated herein by reference.

Mr. Rolls, 69, has been a director of the Company since 2000 and the lead independent directors since 2007. Mr. Rolls is Managing Partner of Core Capital Group, a private investment partnership. Previously, Mr. Rolls was the President and Chief Executive Officer of Deutsche Bank North America, Executive Vice President and Chief Financial Officer of United Technologies Corporation, Senior Vice President and Chief Financial Officer of RCA and Treasurer, Monsanto Company. Mr. Rolls is a director of EDAC Technologies. Among other qualifications, Mr. Rolls has executive leadership experience as President and Chief Executive Officer of a leading global investment bank and Executive Vice President and Chief Financial Officer of a major public company. Mr. Rolls also has extensive financial expertise and a broad understanding of advanced technologies.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	FuelCell Energy, Inc., Press Release, issued March 25, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUELCELL ENERGY, INC.

Date: March 28, 2011

By:  /s/ Joseph G. Mahler
Joseph G. Mahler
Senior Vice President, Chief Financial
Officer, Corporate Secretary and Treasurer